Exhibit 10.15

Interoffice Communication
Elease E. Wright
Senior Vice President
Corporate Human Resources, RC3A
(860) 273-8371
Fax: (860) 560-8721

To	Timothy A. Holt

Date	July 20, 2000

Subject	Special Severance Arrangements

This memorandum is to outline special severance arrangements for you. The terms of this memorandum shall supercede and replace that portion of any other document currently in effect which sets forth any special severance or salary continuation benefits arrangement for you. Notwithstanding the provisions in this memorandum, you remain an employee-at-will of Aetna Inc. or one of its subsidiaries or affiliates (“the Company”) and the Company may terminate your employment at any time with or without cause or notice.

In the event that a Change in Control (as defined below) occurs prior to March 1, 2002 and that during the two year period following such Change in Control (i) your employment is involuntarily terminated by the Company for any reason other than gross misconduct in the performance of your duties, (ii) you terminate your employment as a result of a reduction made to your base salary (such termination to be made within 30 days of such reduction) or (iii) you terminate your employment as a result of the Company’s relocation of your office 100 miles or more from your then current office (such termination to be made within 30 days of such relocation), you will be entitled to 104 weeks continuation of your cash compensation (calculated for these purposes at 180% of your base salary) in lieu of any severance or salary continuation benefit to which you may otherwise have been entitled and without any duplication of benefits upon delivery to the Company of a release of any employment-related claims in the Company’s customary form. For these purposes, a Change in Control is described in Attachment A and incorporated herein.

In consideration of the foregoing, you agree that you will be subject to the Company’s Change in Control Excise Tax Policy for Selected Officers (the “Policy”). You have received a memorandum describing the Policy and understand and agree that application of this Policy may cause a reduction in the amount payable to you hereunder and/or a cancellation or delay in the vesting of awards you have received or may receive under the Company’s compensation plans and programs (e.g., stock options, ACEShares, etc.) (collectively, the “Compensation Plans”). The terms of the Policy are incorporated herein by reference and shall have the effect of amending any contrary terms of this agreement, any Compensation Plan and any agreement under any Compensation Plan.

In the event your employment is involuntarily terminated by the Company (i) for any reason not involving misconduct, and (ii) paragraph 2 above is not applicable, you will be entitled instead to 52 weeks (or, if greater, the number of weeks of salary continuation and severance payable under the Company’s Severance and Salary Continuation Benefits Plan then in effect) continuation of

Timothy A. Holt
July 20, 2000

your base salary in lieu of any severance or salary continuation benefit to which you may otherwise be entitled upon delivery to the Company of a release of any employment-related claims in the Company’s customary form.

During the period you receive severance payments under either of the arrangements described above, you will be eligible for the same employee benefits, if any, as are provided under the severance plan or program in which you otherwise would have been eligible to participate but for this special arrangement.

Your letter from the Company dated January 6, 1997 regarding eligibility for retiree medical benefits upon termination of employment remains in force and effect, except that the employment agreement between you and the Company dated December 19, 1995 referenced therein has terminated and is no longer in force or effect.

Upon the consummation of the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., Aetna Inc., et. al. dated as of July 19, 2000, all undertakings by the Company hereunder shall be obligations of Aetna U.S. Healthcare, Inc. and its subsidiaries and you shall have no right to bring any claim or action against ING America Insurance Holdings, Inc. or any of its subsidiaries or affiliates.

\Please signify your receipt and agreement to the foregoing by signing and returning a copy of this memorandum to me.

Aetna Inc.		Agreed:
/s/ Timothy A. Holt
By:	/s/ Elease E. Wright
Timothy A. Holt

		Date:	8-1-00

Att: 1 (Definition of Change in Control)

Enc: 1 (Excise Tax Policy for Selected Officers)